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Tesla, Inc.

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On June 7, 2024, Elon Musk posted the following on X.

On June 7, 2024, Martin Viecha posted the following on X.

Tesla’s Shareholders Should Get to Decide Musk’s Compensation

Bloomberg Law; Opinion

Zohar Goshen

6 June 2024

•  Columbia Law’s Zohar Goshen previews decision on Elon Musk pay

•  Shareholders should be able to ratify Tesla CEO’s pay package

The Delaware Chancery Court’s decision in January to nullify Elon Musk’s $55 billion compensation package leaves the CEO of Tesla Inc. without any compensation for six years. Even knowing that, Tesla is allowing its stockholders to ratify Musk’s 2018 pay package at its annual meeting on June 13.

Seeking such ratification isn’t just permitted under established Delaware law—it’s a sensible path forward. Shareholders should have say in decisions affecting their investment, including executive compensation.

Musk’s options weren’t worth $55 billion when Tesla announced his compensation plan on Jan. 23, 2018, or when 73% of Tesla’s independent shareholders approved it that March. To earn his pay, Musk had to increase Tesla’s market value from $59 billion to $650 billion within 10 years—a goal so outrageous that some called it a publicity stunt.

After the plan was adopted, the company posted record losses and struggled with Model 3 production targets. Shareholder Richard Tornetta sued in Delaware in June 2018.

By June 2019, Tesla’s shares dropped as low as $12. During this time, Musk received no guaranteed compensation.

The Delaware lawsuit alleged Tesla’s board breached its fiduciary duty by awarding Musk this incentive-based compensation plan. By the time of the 2022 trial, Musk had already reached the final milestone under the plan. The case was litigated only after Tesla became more valuable than General Motors, Ford, Toyota, Mercedes-Benz, Volkswagen, Honda, Nissan, and Hyundai combined.

The essence of the claim was that Musk was a controlling shareholder of Tesla, which subjected his compensation to a higher standard of judicial review unless it was negotiated by independent directors and approved by a vote of unaffiliated shareholders.

Even though the financial details were fully disclosed, the Delaware court concluded Tesla failed to satisfy the procedural hurdles because Musk influenced the committee and information about the conflicts wasn’t fully disclosed to shareholders.

In the wake of the decision, Tesla formed a new special committee and is now asking its shareholders to ratify Musk’s original compensation package with full disclosure of all the court-identified flaws.

Some scholars have argued that awarding Musk compensation for services already rendered isn’t permitted under Delaware law because it amounts to a gift and a waste of corporate assets. I disagree.

Under Delaware law, waste—which shareholders can’t ratify—is “a transfer of corporate assets that serves no corporate purpose; or for which no consideration at all is received.”

This requires a showing that the corporation entered into a transaction and received consideration “so inadequate that no person of ordinary, sound business judgment would deem it worth what [was] paid.” It is rarely accepted by Delaware courts, but a few examples stand out.

In 2018, a Delaware court concluded that CBS’ decision to pay its controlling shareholder Sumner Redstone $13 million after he was deemed incapacitated likely constituted waste—this was obviously a gift, with no rational business purpose.

Musk’s situation is clearly different. The court’s finding that Tesla failed to properly approve the compensation package in 2018 doesn’t mean that Musk isn’t entitled to any compensation for the last six years of service. Musk logged thousands of hours at the helm of Tesla and increased its market value ten-fold. The only question is what he deserved to be paid.

Once we ask this question, the package is no longer a gift or waste. Rather, it is well within the authority of the shareholder-owners to decide the value, especially when considering their need to motivate Musk for the future.

But can Tesla’s shareholders ratify the same package that was deemed excessive by the court? The answer is also yes—Delaware courts offer great deference to decisions embraced by independent directors and minority shareholders, the latter who are the owners and real parties in interest.

It would be strange to conclude that a majority of Tesla’s stockholders, including some very large and sophisticated institutions, lack “ordinary, sound business judgment” on the question of how much Musk should be paid as their CEO.

Delaware law is designed to protect minority shareholders during negotiations with a controller. In this case, Musk has already provided the services and met the milestones set forth in the compensation agreement, and he is now at the mercy of the shareholders. The negotiation power is fully in the shareholders’ hands.

The argument that Tesla’s stockholders can’t ratify Musk’s pay package essentially contends that once an error in the approval process is made, the question of how much Tesla’s CEO should be compensated is now forever out of the hands of the company’s stockholder-owners and solely in the purview of Delaware courts.

This result would be contrary to the spirit and substance of Delaware law, which defers to the informed decision-making of disinterested shareholders whenever possible.

The case is Tornetta v. Musk, Del. Ch., 310 A.3d 430, Opinion 1/30/24.

Additional Information and Where to Find It

Tesla, Inc. (“Tesla”) has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A with respect to its solicitation of proxies for Tesla’s 2024 annual meeting (the “Definitive Proxy Statement”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2024 annual meeting. STOCKHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2024 ANNUAL MEETING. Stockholders are able to obtain free copies of these documents and other documents filed with the SEC by Tesla through the website maintained by the SEC at www.sec.gov. In addition, stockholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participants in the Solicitation

The directors and executive officers of Tesla may be deemed to be participants in the solicitation of proxies from the stockholders of Tesla in connection with 2024 annual meeting. Information regarding the interests of participants in the solicitation of proxies in respect of the 2024 annual meeting is included in the Definitive Proxy Statement.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting Tesla’s current expectations that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements concerning its goals, commitments, strategies and mission, its plans and expectations regarding the proposed redomestication of Tesla from Delaware to Texas (the “Texas Redomestication”) and the ratification of Tesla’s 2018 CEO pay package (the “Ratification”), expectations regarding the future of litigation in Texas, including the expectations and timing related to the Texas business court, expectations regarding the continued CEO innovation and incentivization under the Ratification, potential benefits, implications, risks or costs or tax effects, costs savings or other related implications associated with the Texas Redomestication or the Ratification, expectations about stockholder intentions, views and reactions, the avoidance of uncertainty regarding CEO compensation through the Ratification, the ability to avoid future judicial or other criticism through the Ratification, its future financial position, expected cost or charge reductions, its executive compensation program, expectations regarding demand and acceptance for its technologies, growth opportunities and trends in the markets in which we operate, prospects and plans and objectives of management. The words “anticipates,” “believes,” “continues,” “could,” “design,” “drive,” “estimates,” “expects,” “future,” “goals,” “intends,” “likely,” “may,” “plans,” “potential,” “seek,” “sets,” “shall,” “spearheads,” “spurring,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Tesla may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on Tesla’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause Tesla’s actual results to differ materially from those in the forward-looking statements, including, without limitation, risks related to the Texas Redomestication and the Ratification and the risks set forth in Part I, Item 1A, “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and that are otherwise described or updated from time to time in Tesla’s other filings with the SEC. The discussion of such risks is not an indication that any such risks have occurred at the time of this filing. Tesla disclaims any obligation to update any forward-looking statement contained in this document.